Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Employment Agreement by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Edward J. Arcuri, Ph.D. (the “Executive”), dated as of the 26th day of July, 2010 (the “Employment Agreement”), is entered into as of this 1st day of November, 2010, by and between the Company and the Executive.

RECITALS

WHEREAS, the Company and the Executive are parties to the Employment Agreement, and the Company and the Executive now desire to amend the Employment Agreement to include a bonus component to the severance amounts for which the Executive is eligible under the Employment Agreement and to clarify certain payment timing provisions set forth therein.

WHEREAS, Section 13 of the Employment Agreement permits modifications to the Employment Agreement by written agreement between the Company and the Executive.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1. Section 2.1(b)(ii) of the Employment Agreement is amended to read as follows:

(i) Executive shall receive severance payments in an amount equal to (A) 1.0 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 1.0 times the Executive’s average annual bonus paid by the Company to Executive for the two fiscal years preceding the fiscal year in which Executive’s termination of employment occurs (or if Executive is employed for less than two years, then 1.0 times the Executive’s annual bonus paid for the prior year); provided, however, that in the event that termination occurs prior to the time when Executive is awarded a bonus for performance in 2011, then Executive shall receive $113,750, less appropriate withholdings taxes and deductions. The severance amount shall be paid in equal monthly installments over the twelve-month period following Executive’s termination of employment (the “Severance Period”). Such monthly payments shall commence within 60 days after the effective date of the termination, subject to Executive’s execution and non-revocation of the Release during such 60 day period. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

2. Section 2.2(b)(ii) of the Employment Agreement is amended to read as follows:

(i) Executive shall receive severance payments in an amount equal to (A) 1.5 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 1.5 times the Executive’s average annual bonus paid by the Company to Executive for the two fiscal years preceding the fiscal year in which Executive’s termination of employment occurs (or if Executive is employed for less than two years, then 1.5 times the Executive’s annual bonus paid for the prior year); provided, however, that in the event that termination occurs prior to the time when Executive is awarded a bonus for performance in 2011, then Executive shall receive $113,750, less appropriate withholdings taxes and deductions. The payment shall be made within 60 days after the effective date of the termination of employment, subject to Executive’s execution and non-revocation of the Release during such 60 day period. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

3. Effect of Amendment. Except to the extent expressly amended hereby, the Employment Agreement shall remain in full force and effect in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first written above.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Edward J. Arcuri
Edward J. Arcuri, Ph.D.

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